IRREVOCABLE PROXY

KING’S ROAD ENTERTAINMENT, INC.
a Delaware Corporation

Number of Shares and Type: 460,000 Shares of Common Stock

The undersigned shareholder, as holder of 460,000 shares (the “Recapitalization Shares”) of common stock of King’s Road Entertainment, Inc. a Delaware corporation (“KRE”), hereby revokes any previous proxies in respect of any stock in KRE held by the undersigned and hereby irrevocably appoints West Coast Pictures, LLC as the undersigned’s proxy with respect to the (i) the Recapitalization Shares and (ii) any additional shares of common stock of KRE or other stock of KRE or of any parent, subsidiary or affiliate of KRE hereafter acquired by the undersigned as a result of his ownership of the Recapitalization Shares whether as a result of stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger or otherwise ((i) and (ii) collectively, the “Shares”), for all matters subject to shareholder vote, to attend all shareholders’ meetings, and to vote the Shares at any such meeting or adjournment thereof, and for the purpose of determining a quorum at any shareholders’ meeting proxy holder attends, and to represent and to otherwise act for the undersigned in the same manner and with the same effect as if the undersigned were personally present, by voting the Shares present, in favor of, or against, and to abstain or withhold authority on each and every matter voted upon by the shareholders of KRE, and to execute any and all consents with respect to such matters, and otherwise represent those Shares in the same manner and with the same effect as if the undersigned were personally present.

This proxy is irrevocable, coupled with an interest and has been granted pursuant to the Recapitalization Agreement, dated as of October 24, 2007, among the undersigned, Sven Ebeling and West Coast Pictures, LLC (the “Recapitalization Agreement”). This proxy shall be irrevocable until the undersigned has sold the Shares on the terms and conditions set forth in the Recapitalization Agreement.

The Shares shall remain subject to this proxy, notwithstanding any sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of the Shares (other than in compliance with the Recapitalization Agreement) or any interest therein, whether voluntarily by the holder thereof, by operation of law or otherwise.

The undersigned authorizes the proxy appointed herein to substitute any other person to act hereunder, to revoke any such substitution and to file this proxy or any substitution or revocation with the Secretary of KRE.

HAGEN BEHRING

/s/ Hagen Behring
Date: November 13, 2007